EXHIBIT 99.1

Evolving Systems Reports Third Quarter 2019 Financial Results

ENGLEWOOD, Colorado — November 12, 2019 — Evolving Systems, Inc. (NASDAQ: EVOL), a leader in real-time digital engagement, today reported financial results for its third quarter ended September 30, 2019.

2019 Financial Results Highlights:

•                  Third quarter revenue was $6.1 million

•                  Year-to-date 2019, the Company has generated positive cash flow from operations

•                  Third quarter net loss was $0.2 million

•                  The Company reported for the third quarter positive Adjusted EBITDA of $0.1 million

•                  Continued strategic investments to enhance R&D activities, sales and marketing initiatives, and global business development to drive long-term growth in revenues

“In the midst of a product revitalization, we’re proud to have generated positive cash flow from operations in the year and the quarter.  While our 2019 third-quarter revenues continue to be slightly lower than our expectations and prior quarters, our overall trajectory is in line with our plans as we continue to execute on our transformation.  The third quarter has traditionally been a low point for us seasonally as we head into the fourth quarter where the closing of annual budget cycles at our carrier customers historically drives an increased pace of new deal flow.  We are dedicated to building a stronger company as we pass through this transition moment.  All of us at Evolving Systems remain focused on growing our business and creating long-term value through the new and enhanced products we’re deploying that grow existing client relationships, facilitate penetration into new markets, and reach new customers,” said Matthew Stecker, Chief Executive Officer and Chairman of Evolving Systems.

2019 Results:

Total revenue for the third quarter ended September 30, 2019 was $6.1 million, a $1.3 million or approximately 17.6% decrease over the comparable year-ago period. Total revenue for the nine months ended September 30, 2019 was $19.1 million or an approximately 19.6% decrease over the same period last year. Services revenue, which includes revenues from the company’s preference for Managed Services over perpetual licensing, comprised approximately 97% and 94% of total revenues for the three months ended and nine months ended September 30, 2019 respectively.

The Company reported gross profit margins, excluding depreciation and amortization, of approximately 67.0% for the nine months ended September 30, 2019 as compared to gross profit margins of approximately 66.0% for the nine months ended September 30, 2018. The increase in gross margins is primarily due to the decreased hours worked on client projects, as staff was used to support internal efforts including product development, and a reduction in expenses.

Total operating expenses were $4.3 million in the quarter ended September 30, 2019, a decrease of approximately $0.2 million, as compared to $4.5 million in the corresponding year-ago period. The decrease was primarily related to the reduction of general administrative costs related to lower legal fees as well as lower fees paid for outside contracted services partially offset by continued increased costs into product development and sales efforts. Total operating expenses were $20.8 million for the nine months ended September 30, 2019. Excluding the goodwill impairment of $6.7 million recorded in the previous quarter, the operating expenses were $14.1 million, no change as compared to $14.1 million in the corresponding nine-month period in the prior year.

The Company reported a third quarter operating loss of $0.3 million as compared to $0.6 million operating income for the three months ended September 30, 2019 and September 30, 2018, respectively. The loss was primarily related to the decrease in revenues. The Company reported Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $0.1 million for the quarter ended September 30, 2019 as compared to $0.9 million for the same period a year ago.

Cash and cash equivalents as of September 30, 2019 were $4.3 million, a decrease of $2.4 million or 37% compared to $6.7 million as of December 31, 2018. The decrease was primarily related to debt repayments as the Company generated positive cash flows from operations in 2019.  Contract receivables, net of allowance for doubtful accounts were $6.0 million, a decrease of $1.8 million compared to December 31, 2018. Unbilled work-in-progress, net of allowance for doubtful accounts was $2.7 million and $3.0 million for the periods ended September 30, 2019 and December 31, 2018, respectively. Working capital as of September 30, 2019 decreased on a sequential basis to $4.9 million from $8.1 million as of December 31, 2018, due to the decrease in our cash and cash equivalents accounts from the payments of our outstanding debt and interest. Working capital also was decreased by the recording of a current liability of $0.4 million related to the adoption of Accounting Standards Update “ASU” 2016-2 on Topic 842 for the accounting of operating leases. In addition, we have recorded the $1.0 million combined prepayment amount due as part of the amendments agreed to with East West Bank amending of our terms and financial covenants for our credit facilities. The Company has made every loan repayment in full, as originally scheduled within our loan agreement, and anticipates making all future payments. We believe there is ample cash on hand and liquidity in the working capital to fund our business and continued strategic investments.

Matthew Stecker concluded: “We have continued  to re-invent ourselves and are confident that our work will begin to bear fruit. We have weathered the challenges of this transformative period for Evolving Systems. With a strong customer footprint and decades of proven performance, we are now at a turning point where our investments in product solutions and in our staff position us to better support our global customers. We have been very clear that the key to future revenues lies in driving innovation and finding new opportunities within our existing customer base while, in parallel, winning new engagements. At the same time, we continue to selectively seek new opportunities whether through potential accretive acquisitions, joint ventures or strategic partnerships to drive both top- and bottom-line performance and over the long-term to bring our shareholders long term value.”

Conference Call

The Company will be conducting a conference call and webcast on Tuesday November 12, 2019 at 5:00 p.m. Eastern Time and 3:00 p.m. Mountain Time. The call-in numbers for the conference call are:  (877) 303-6316 for domestic toll free and (650) 521-5176 for international callers. The conference ID number is 1259808. A telephone replay will be available through November 26, 2019 and can be accessed by calling (855) 859-2056 for domestic toll free or (404) 537-3406 for international callers. The conference replay ID number is also 1259808. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com, click the ‘Investors’ tab and then click the ‘Q3 earnings call’ icon. A replay of the webcast will be accessible at that website through January 1, 2020. The webcast is also available by clicking the following link:  https://edge.media-server.com/mmc/p/oqjivrq3.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of non-GAAP net income and diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation, restructuring and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of real-time digital engagement solutions and services to more than 80 customers in over 55 countries worldwide. The Company’s portfolio includes market-leading solutions and services for real-time analytics, customer acquisition, customer value management and loyalty for telecom, retail and financial services companies. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in Asia, Europe, Africa, South America and North America. For more information, please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products, its ability to successfully integrate its solutions with existing customer network systems, and expectations regarding the Company’s outstanding debt are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K, 10-Q, 10-Q/A, 8-K and 8-K/A filed with the SEC and its press releases and the Company’s website.

Investor Relations Contact:

Alice Ahern

Investor Relations

Evolving Systems

Tel: 1-844-732-5898

Email: investors@evolving.com

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EVOLVING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$4,251	$6,732
Contract receivables	5,963	7,757
Unbilled work-in-progress	2,696	3,044
Prepaid and other current assets	1,827	1,351
Income taxes receivable	1,577	1,137
Total current assets	16,314	20,021
Property and equipment, net	443	303
Amortizable intangible assets, net	3,794	4,550
Operating leases	1,295	—
Goodwill	—	6,738
Deferred income taxes	1,186	1,140
Total assets	$23,032	$32,752

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Term loan - current	$2,737	$3,573
Accounts payable and accrued liabilities	4,180	4,483
Unearned revenue	4,451	3,911
Total current liabilities	11,368	11,967
Long-term liabilities:
Term loan, net	516	2,365
Lease obligations, net	951	—
Total liabilities	12,835	14,332

Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	99,487	99,224
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(10,285)	(10,115)
Accumulated deficit	(77,764)	(69,448)
Total stockholders’ equity	10,197	18,420
Total liabilities and stockholders’ equity	$23,032	$32,752

EVOLVING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
REVENUE
License fees	$185	$255	$1,152	$839
Services	5,928	7,165	17,914	22,876
Total revenue	6,113	7,420	19,066	23,715

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue, excluding depreciation and amortization	2,144	2,357	6,249	8,105
Sales and marketing	1,815	1,663	5,574	4,899
General and administrative	979	1,511	3,985	5,439
Product development	1,183	1,074	3,676	2,882
Depreciation	61	20	150	101
Amortization	232	240	704	733
Goodwill impairment loss	—	—	6,687	—
Total costs of revenue and operating expenses	6,414	6,865	27,025	22,159

(Loss) income from operations	(301)	555	(7,959)	1,556

Other income (expense)
Interest income	1	23	10	53
Interest expense	(71)	(120)	(255)	(369)
Other income, net	13	71	1	58
Foreign currency exchange gain	250	362	183	498
Other income (expense), net	193	336	(61)	240

(Loss) income from operations before income taxes	(108)	891	(8,020)	1,796
Income tax expense	109	342	296	604
Net (loss) income	$(217)	$549	$(8,316)	$1,192

Basic (loss) income per common share - net (loss) income	$(0.02)	$0.05	$(0.68)	$0.10

Diluted (loss) income per common share - net (loss) income	$(0.02)	$0.05	$(0.68)	$0.10

Weighted average basic shares outstanding	12,163	12,117	12,154	12,103
Weighted average diluted shares outstanding	12,163	12,124	12,154	12,124

EVOLVING SYSTEMS, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Adjusted EBITDA:
Net (loss) income	$(217)	$549	$(8,316)	$1,192
Depreciation	61	20	150	101
Amortization of intangible assets	232	240	704	733
Stock-based compensation expense	70	97	263	588
Goodwill impairment loss	—	—	6,687	—
Interest expense and other (benefit), net	(193)	(336)	61	(240)
Income tax expense	109	342	296	604
Adjusted EBITDA	$62	$912	$(155)	$2,978

Non-GAAP net (loss) income:
GAAP net (loss) income	$(217)	$549	$(8,316)	$1,192
Amortization of intangible assets	232	240	704	733
Stock-based compensation expense	70	97	263	588
Goodwill impairment loss	—	—	6,687	—
Income tax adjustment for non-GAAP*	(53)	(59)	(169)	(290)
Non-GAAP net (loss) income	$32	$827	$(831)	$2,223

Diluted net (loss) income per share
GAAP	$(0.02)	$0.05	$(0.68)	$0.10
Non-GAAP	$0.00	$0.07	$(0.07)	$0.18
Shares used to compute diluted net (loss) income per share	12,163	12,124	12,154	12,124

* The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into account which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.